Exhibit 99.1

Contacts:
Jody Cain
LHA Investor Relations
310-691-7100
jcain@lhai.com

PDL BioPharma Reports 2019 Third Quarter Financial Results

Revenues of $44.2 million includes continued growth from LENSAR and strong contribution from royalty assets
Conference call at 4:30 p.m. Eastern time today

INCLINE VILLAGE, Nev. (November 6, 2019) - PDL BioPharma, Inc. (“PDL” or “the Company”) (Nasdaq: PDLI) reports financial results for the three and nine months ended September 30, 2019:

Third Quarter Financial Highlights

•	Total revenues were $44.2 million, including $20.3 million in product revenue and $23.9 million in revenue from royalty rights - change in fair value.

•	LENSAR revenues were $8.1 million, up 22% over the prior-year period.

•	U.S. market share for branded Tekturna and authorized generic of Tekturna remained steady at approximately 73%.

•	Net cash royalties from all royalty rights were $25.6 million, up from $19.1 million in the prior-year period.

•	GAAP net loss was $17.8 million. Non-GAAP net income was $10.4 million. A reconciliation of GAAP to non-GAAP financial results can be found in Table 3 at the end of this news release.

•	Completed $100 million share repurchase program by repurchasing 1.3 million shares of common stock in the open market for $4.1 million.

“Third quarter revenues exceeded $44 million driven by continued growth from the LENSAR Laser System and strong contributions from our royalty assets, both of which are tracking ahead of our previous guidance range,” said Dominique Monnet, president and CEO of PDL. “LENSAR’s quarterly revenues reached a record $8 million, up 22% over the prior-year period and up 27% year-to-date. Through PDL-funded R&D investments, LENSAR has continued to advance its best-in-class technology for the treatment of cataracts and the management of astigmatism. LENSAR’s technology benefits have been increasingly recognized by ophthalmic surgeons, as indicated by steady and robust year-over-year procedure volume growth since the product was launched in mid-2012. Procedure volume for the first nine months of 2019 is on pace to continue this trend.

“We are also pleased with progress at Evofem Biosciences, which is on track to resubmit the Amphora® NDA in the fourth quarter,” he added. “Given this timeframe, we anticipate Amphora’s commercial launch for the prevention of pregnancy in 2020, subject to FDA approval. We believe our strategic investment in Evofem allows our shareholders to benefit from the significant near-term and longer-term commercial potential of Amphora. It may also present a strategic position for PDL’s potential expansion into the underserved women’s health market.

“We completed our $100 million share buy-back program during the third quarter, which represents the Company’s largest single investment year-to-date. We are also continuing our efforts to reduce our operating expenses, with general and administrative expenses (G&A) down 16% year-to-date.”

Revenue Highlights

•	Total third quarter revenues were $44.2 million and included $20.3 million in product revenue and $23.9 million in revenue from royalty rights - change in fair value.

◦
Product revenue from the LENSAR Laser System was $8.1 million, a 22% increase from the third quarter of 2018. Revenue generated outside the U.S. accounted for the majority of the revenue increase. LENSAR procedure volume for the third quarter of 2019 increased 28% from the prior-year period.

◦
Product revenue from Noden was $12.2 million compared with $17.8 million in the prior-year period. Revenue was split evenly between the U.S. and rest of the world at $6.1 million, compared with $9.7 million and $8.0 million, respectively, in the prior-year period. The U.S. market share for branded Tekturna and the authorized generic of Tekturna was 73%, relatively unchanged from the second quarter of 2019.

◦
Net royalty revenues from acquired royalty rights, which include cash royalties received and a change in fair value of the royalty rights assets, were $23.9 million compared with $42.2 million in the prior-year period. The decrease in royalty revenue is primarily related to the increase in fair value in the prior year period that resulted from the acquisition of additional Glumetza® royalty rights from Assertio Therapeutics in that period. PDL received $25.6 million in net cash royalties from all of its royalty rights in the third quarter of 2019, up from $19.1 million in the year-ago quarter.

•	Total revenues for the first nine months of 2019 were $60.6 million and included $64.9 million in product revenue and negative $4.3 million in revenue from royalty rights - change in fair value.

◦
Product revenue from the LENSAR Laser System was $22.2 million, a 27% increase from the prior-year period. Revenue generated outside of the U.S. accounted for the majority of the increase. LENSAR procedure volume for the first nine months of 2019 increased 30% from the prior-year period.

◦
Product revenue from the Noden Products was $42.6 million compared with $62.0 million for the prior-year period. Sales for the first nine months of 2019 were comprised of $21.0 million in the U.S. and $21.6 million in the rest of the world, compared with $30.6 million and $31.4 million, respectively, in the prior-year period. The decline in sales of branded Tekturna in the U.S. is due primarily to the launch of an authorized generic of Tekturna in the U.S. and the launch of a third-party generic of aliskiren late in the first quarter of 2019. The decline in sales in the rest of the world is due to lower sales volume of Rasilez in certain territories, in part reflecting additional measures to maximize product profitability.

◦
Revenue from royalty rights - change in fair value was negative $4.3 million for the first nine months of 2019, compared with $66.1 million in the prior-year period. The decrease is primarily related to a non-cash adjustment to the AcelRx royalty asset fair value of negative $60.0 million in the second quarter of 2019. PDL received $58.3 million in net cash royalties from its royalty rights in the first nine months of 2019.

◦
Interest revenue decreased by $2.3 million from the prior-year period due to modifications to the Company’s agreement with CareView Communications, which deferred interest payments for the first nine months of 2019.

◦
Royalties from PDL’s licensees to the Queen et al. patents were less than $0.1 million for the first nine months of 2019, compared with $4.5 million for the prior-year period, reflecting the runout of the royalties on the sales of Tysabri®.

Operating Expense Highlights

•
Operating expenses for the third quarter of 2019 were $34.7 million, a $3.6 million increase from the third quarter of 2018. The increase was primarily due to a $3.6 million increase in research and development (R&D) expenses associated with product development and patent licensing for LENSAR, and a $3.1 million, or 26%, increase in cost of product revenue, $2.4 million of which related to a termination provision in a Noden supply agreement amended in June 2019 involving end of contract fees, most of which were incurred in the third quarter of 2019. These increases were partially offset by a $1.1 million, or 8%, decline in G&A expenses, primarily due to lower professional fees, and a $1.8 million, or 51%, decline in sales and marketing expenses reflecting savings from the change in the Company’s marketing strategy for the Noden Products.

•
Operating expenses for the first nine months of 2019 were $90.6 million, a $146.5 million decrease from the prior-year period. The decrease was primarily a result of the net impact of: the $152.3 million impairment of the Noden Products intangible assets in the second quarter of 2018 and related reductions to the Noden Products contingent liability and amortization expense associated with those intangible assets which, in aggregate, accounted for

$139.1 million of the decrease; a $6.4 million, or 16%, decline in G&A expenses primarily due to lower professional and asset management fees; and a $7.9 million, or 55%, decline in sales and marketing expenses reflecting savings from the change in the Company’s marketing strategy for the Noden Products. These decreases were partially offset by an increase in R&D expenses of $3.9 million associated with product development and patent licensing for LENSAR.

Other Financial Highlights

•
On a GAAP basis, the net loss attributable to PDL’s shareholders for the third quarter of 2019 was $17.8 million, or $0.16 per share, compared with GAAP net income attributable to PDL’s shareholders of $25.6 million, or $0.18 per share on a diluted basis, for the prior-year period. Noteworthy items reflected in the third quarter net loss include pre-tax charges of $3.9 million for the convertible debt exchange, a $3.6 million increase to R&D expense, primarily the result of the acquisition of LENSAR intellectual property, a $2.4 million manufacturing charge for our Noden products and a $27.4 million loss due to the decrease in fair value of our investment in Evofem, partially offset by a $3.5 million gain recognized for the sale of intangible assets. Non-GAAP net income attributable to PDL’s shareholders was $10.4 million for the third quarter of 2019, compared with non-GAAP net income of $13.1 million for the third quarter of 2018.

•
The GAAP net loss attributable to PDL’s shareholders for the first nine months of 2019 was $15.5 million, or $0.13 per share, compared with a GAAP net loss attributable to PDL’s shareholders of $85.1 million or $0.58 per share, for the prior-year period. Non-GAAP net income attributable to PDL’s shareholders was $34.9 million for the first nine months of 2019, compared with non-GAAP net income of $44.2 million for the prior-year period.

•	PDL had cash and cash equivalents of $294.3 million as of September 30, 2019, compared with cash and cash equivalents of $394.6 million as of December 31, 2018.

•
The $100.3 million reduction in cash and cash equivalents during the first nine months of 2019 was primarily the result of common stock repurchases of $75.9 million, the Company’s investment in Evofem Biosciences of $60.0 million and costs incurred in the exchange of convertible debt of $11.1 million, which extended the maturity date of $86.1 million of our notes to December 2024, and net cash used in operations of $13.3 million. This was partially offset by the proceeds from royalty rights of $58.1 million and cash proceeds from the sale of intangible assets of $5.0 million.

Stock Repurchase Programs

•	In November 2018 PDL began repurchasing shares of its common stock in the open market pursuant to the
$100.0 million share repurchase program authorized by the Company’s board of directors in September 2018.
During the third quarter of 2019, the Company completed the stock repurchase program by repurchasing 1.3 million shares for an aggregate purchase price of $4.1 million.

•	Since initiating its first stock repurchase program in March 2017, the Company has repurchased 53.1 million shares for $155.0 million, at an average cost of $2.92 per share.

•	As of October 31, 2019, the Company had approximately 114.2 million shares of common stock outstanding.

Financial Guidance

•	PDL is affirming 2019 financial guidance for Noden product revenue, which is expected to be in the range of
$50 million to $55 million.

•	PDL now expects 2019 LENSAR product revenue to exceed $29 million and 2019 cash royalties to exceed
$65 million. This compares with previous guidance for LENSAR product revenue, which was expected to be in the range of $27 million to $29 million, and cash royalties expected to be in the range of $60 million to $65 million.

Conference Call and Webcast

PDL will hold a conference call to discuss financial results and provide a business update at 4:30 p.m. Eastern time today. Slides to accompany the conference call will be available in the Investor Relations section of www.pdl.com.

To access the live conference call via phone, please dial 844-535-4071 from the U.S. and Canada or 706-679-2458 internationally. The conference ID is 3195828. A telephone replay will be available beginning approximately one hour after the call through one week following the call, and can be accessed by dialing 855-859-2056 from the U.S. and Canada or 404-537-3406 internationally. The replay passcode is 3195828.

To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of www.pdl.com and select “Events & Presentations.”

About PDL BioPharma, Inc.

PDL’s mission is to improve the lives of patients and create value for our shareholders and our people by applying our capital and expertise for the successful development and commercialization of innovative therapeutics by our partner companies. We deliver on our mission by entering into strategic transactions involving innovative late clinical-stage or early commercial-stage therapeutics with attractive revenue growth potential. For more information please visit www.pdl.com

NOTE: PDL, PDL BioPharma, the PDL logo and associated logos and the PDL BioPharma logo are trademarks or registered trademarks of, and are proprietary to, PDL BioPharma, Inc. which reserves all rights therein. Noden, Noden Pharma, Tekturna, Tekturna HCT, Rasilez and Rasilez HCT and associated logos are trademarks or registered trademarks of, and are proprietary to, Noden Pharma DAC, which reserves all right therein. LENSAR and associated logos are trademarks or registered trademarks of, and are proprietary to, LENSAR, Inc., which reserves all rights therein.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company’s assets and business are disclosed in the risk factors contained in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 15, 2019 and subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

TABLE 1
PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues
Product revenue, net	$20,345	$24,387	$64,868	$79,472
Royalty rights - change in fair value	23,865	42,184	(4,277)	66,117
Royalties from Queen et al. patents	—	533	9	4,534
Interest revenue	—	754	—	2,254
License and other	(45)	40	(48)	614
Total revenues	44,165	67,898	60,552	152,991

Operating Expenses
Cost of product revenue, (excluding intangible asset amortization and impairment)	15,033	11,926	40,191	37,016
Amortization of intangible assets	1,575	1,577	4,745	14,254
General and administrative	12,092	13,211	33,037	39,401
Sales and marketing	1,712	3,469	6,515	14,367
Research and development	4,310	672	6,065	2,149
Impairment of intangible assets	—	—	—	152,330
Change in fair value of contingent consideration	—	302	—	(22,433)
Total operating expenses	34,722	31,157	90,553	237,084
Operating income (loss)	9,443	36,741	(30,001)	(84,093)

Non-operating (expense) income, net
Interest and other income, net	1,460	1,581	4,984	4,871
Interest expense	(3,011)	(2,866)	(8,950)	(9,262)
Equity affiliate - change in fair value	(27,378)	—	18,109	—
Gain on sale of intangible assets	3,476	—	3,476	—
Loss on exchange of convertible notes	(3,900)	—	(3,900)	—
Total non-operating (expense) income, net	(29,353)	(1,285)	13,719	(4,391)

(Loss) income before income taxes	(19,910)	35,456	(16,282)	(88,484)
Income tax (benefit) expense	(1,944)	9,900	(419)	(3,346)
Net (loss) income	(17,966)	25,556	(15,863)	(85,138)
Less: net loss attributable to noncontrolling interests	(182)	—	(340)	—
Net (loss) income attributable to PDL's shareholders	$(17,784)	$25,556	$(15,523)	$(85,138)

Net (loss) income per share
Basic	$(0.16)	$0.18	$(0.13)	$(0.58)
Diluted	$(0.16)	$0.18	$(0.13)	$(0.58)

Shares used to compute income per basic share	112,986	143,171	119,966	147,159
Shares used to compute income per diluted share	112,986	144,224	119,966	147,159

TABLE 2
PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	September 30,	December 31,
	2019	2018
Cash and cash equivalents	$294,270	$394,590
Notes receivable	$64,008	$63,813
Royalty rights - at fair value	$313,943	$376,510
Investment in equity affiliate	$67,200	$—
Total assets	$865,145	$963,736
Total convertible notes payable	$132,484	$124,644
Total stockholders’ equity	$637,434	$729,779

TABLE 3
PDL BIOPHARMA, INC.
GAAP to NON-GAAP RECONCILIATION:
NET (LOSS) INCOME
(Unaudited)
(In thousands)

A reconciliation between net (loss) income on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
GAAP net (loss) income attributed to PDL’s stockholders as reported	$(17,784)	$25,556	$(15,523)	$(85,138)
Adjustments to Non-GAAP net income (as detailed below)	28,157	(12,429)	50,391	129,354
Non-GAAP net income attributed to PDL’s stockholders	$10,373	$13,127	$34,868	$44,216

An itemized reconciliation between net (loss) income on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
GAAP net (loss) income attributed to PDL’s stockholders, as reported	$(17,784)	$25,556	$(15,523)	$(85,138)
Adjustments:
Mark-to-market adjustment to fair value - royalty assets	1,699	(23,128)	62,567	(9,068)
Mark-to-market adjustment to equity affiliate - common stock	21,333	—	(16,574)	—
Non-cash interest revenues	—	(79)	—	(229)
Non-cash stock-based compensation expense	2,059	2,596	5,403	4,814
Non-cash debt offering costs	1,900	1,834	5,776	5,745
Non-cash depreciation and amortization expense	646	1,033	2,295	3,061
Mark-to-market adjustment on warrants held	6,090	(40)	(1,487)	(114)
Impairment of intangible assets	—	—	—	152,330
Non-cash amortization of intangible assets	1,575	1,577	4,745	14,254
Mark-to-market adjustment of contingent consideration	—	302	—	(22,433)
Income tax effect related to above items	(7,145)	3,476	(12,334)	(19,006)
Total adjustments	28,157	(12,429)	50,391	129,354
Non-GAAP net income	$10,373	$13,127	$34,868	$44,216

Use of Non-GAAP Financial Measures

We supplement our consolidated financial statements presented on a GAAP basis by providing an additional measure which may be considered a “non-GAAP” financial measure under applicable rules of the Securities and Exchange Commission. We believe that the disclosure of this non-GAAP financial measure provides our investors with additional information that reflects the amounts and financial basis upon which our management assesses and operates our business. These non-GAAP financial measures are not in accordance with generally accepted accounting principles and should not be viewed in isolation or as a substitute for reported, or GAAP, net income, and is not a substitute for, or superior to, measures of financial performance performed in conformity with GAAP.

“Non-GAAP net income” is not based on any standardized methodology prescribed by GAAP and represents GAAP net income adjusted to exclude (1) mark-to-market adjustments related to the fair value election for our investments in royalty rights presented in our earnings, which include the fair value re-measurement of future discounted cash flows for each of the royalty rights assets we have acquired, (2) market-to-mark adjustment to our equity affiliate, (3) non-cash interest revenue from notes receivable (4) non-cash stock-based compensation expense, (5) non-cash interest expense related to PDL debt offering costs, (6) mark-to-market adjustments related to warrants held, (7) non-cash amortization of intangible assets, (8) mark-to-market adjustment related to acquisition-related contingent consideration, (9) non-cash depreciation and amortization expense and (10) the related tax effect of all reconciling items within our reconciliation. Non-GAAP financial measures used by PDL may be calculated differently from, and therefore may not be comparable to, non-GAAP measures used by other companies.

# # #